UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Energy Recovery, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Energy Recovery, Inc.

1717 Doolittle Drive

San Leandro, CA 94577

SUPPLEMENT DATED MAY 25, 2021

TO THE PROXY STATEMENT DATED APRIL 26, 2021

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, JUNE 10, 2021

On April 26, 2021, Energy Recovery, Inc. (“Energy Recovery”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 10, 2021. Energy Recovery is providing this supplement (the “Supplement”) to amend and supersede the Proxy Statement as it was previously filed with respect to the effect of broker non-votes appearing on pages 4 and 5 of the Proxy Statement under the section titled “Information about the Annual Meeting” to clarify that, with respect to Proposal No. 1, broker non-votes will have the same effect as votes against that proposal.

This Supplement should be read together with the Proxy Statement. Except as specifically set forth below, this Supplement does not modify or update any other disclosures presented in the Proxy Statement. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. All capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented hereby. If you have already submitted a proxy and do not wish to change your vote, no further action is required. If you have not yet submitted a proxy to vote on the proposals to be voted on at the Annual Meeting, you can submit a proxy as described under “How do I vote?” on page 2 of the Proxy Statement. If you have already submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote as described under “Can I change my vote or revoke my proxy after submitting my proxy?” on page 3 of the Proxy Statement.

The following Q&A pertaining to “How are votes counted?” and the accompanying table, each set forth below, amends and supersedes the original Q&A and table set forth in the Proxy Statement.

Q:	How are votes counted?

A:

All shares of common stock represented by valid proxies will be voted in accordance with their instructions. In the absence of instructions, proxies will be voted “FOR” Proposals No. 1, 2, 3 and 4.

Brokers, banks, and other nominees may submit a proxy card for shares of common stock that they hold for a beneficial owner but may decline to vote on certain items because they have not received instructions from the beneficial owner. These are called “Broker Non-Votes” and are not included in the tabulation of the voting results for the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Consequently, Broker Non‑Votes will not count as votes cast for purposes of Proposals No.  2, 3 and 4. With Respect to Proposal No. 1, Broker Non-Votes have the same effect as votes against that proposal.

Brokers have the discretion to vote such shares for which they have not received voting instructions from the beneficial owners on routine matters but not on non-routine matters. The only routine matter up for vote this year is the ratification of the independent registered public accounting firm (Proposal No. 3).

A broker is prohibited from voting on a non-routine matter unless the broker receives specific voting instructions from the beneficial owner of the shares. The declassification of the board (Proposal No. 1) election of directors (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 4) are non-routine matters, and your broker cannot vote your shares on these proposals unless you have timely returned applicable voting instructions to your broker.

Abstentions have no effect on the outcome of voting for Proposal No. 2, election of directors. Abstentions are treated as shares present or represented and voting regarding Proposals No. 1, No. 3 and No. 4, so abstentions have the same effect as votes against those proposals.

A summary of the voting provisions, provided a valid quorum is present or represented at the Annual Meeting, for the matters described in “What is the purpose of the Annual Meeting?” is as follows:

Proposal No.	Vote	Board Voting Recommendation	Routine or Non- Routine(1)	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non- votes (Uninstructed Shares)
1	Declassification of the Board	FOR	Non-routine	No	66 2/3% of the voting power of the then outstanding shares of the Company	Has the same effect as a vote against	Has the same effect as a vote against
2	Election of the director nominee	FOR	Non-routine	No	Plurality(2)	No impact	No impact
3	Ratification of independent registered public accountants	FOR	Routine	Yes	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	Broker has the discretion to vote
4	Advisory, non-binding approval of executive compensation	FOR	Non-routine	No	Majority of shares present or represented by proxy and entitled to vote	Has the same effect as a vote against	No impact

(1)

“Routine” means if you hold your shares in street name, your broker may vote your shares for you. “Non-routine” means if you hold your shares in street name, your broker may not vote your shares for you.

(2)

“Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. Accordingly, the nominee receiving the highest number of affirmative votes will be elected as a Class I director to serve (i) until the 2024 Annual Meeting of Stockholders, or (ii) our 2022 Annual Meeting of Stockholders if Proposal No. 1 is approved by our stockholders at the Annual Meeting (and in each case, until his respective successor is duly elected and qualified). Abstentions and broker non‑votes will have no effect on the outcome of the vote.